Exhibit 4.3

Description of the Registrant’s Securities

Quanome Technologies, Inc. (“Quanome”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Common Stock, par value $0.0001 per share (“Common Stock”). The following description of the Common Stock and certain provisions relating to the Company’s authorized preferred stock is a summary that is not complete and is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (“Bylaws”).

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000,000 shares of preferred stock, par value $0.0001 per share. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock shall be entitled to share equally, on a per share basis, in all assets remaining after the payment of any liabilities.

Preferred Stock

Our amended and restated articles of incorporation filed with the Nevada Secretary of State on July 2, 2026 authorize a total of 1,000,000,000 shares of preferred stock.

Under the terms of our amended and restated articles of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transhare Corporation.

Listing

Our common stock is listed for trading on Nasdaq under the trading symbol “QNME.”

Our Bylaws and Articles of Incorporation

The following summary of certain provisions of our amended bylaws and articles of incorporation, is qualified by reference to our Bylaws and articles of incorporation, as may be amended from time to time, and the applicable provisions of Nevada law.

Our Board of Directors

Under our amended articles of incorporation, the number of directors may be increased or decreased to any number of full-age members by a majority vote of the stockholders as provided in our bylaws, but such number of members shall not be increased above the maximum of ten (10) full-age members nor decreased below a minimum of one (1) full-age member. We currently have five member on our board of directors.

Removal of Directors

Pursuant to the amended bylaws, any one or more of the directors may be removed either with or without cause at any time by the vote or written consent of the shareholders representing not less than two-thirds (2/3) of the issued and outstanding capital stock entitled to voting power.

Special Meetings of Stockholders

Pursuant to the amended bylaws, special meetings of the stockholders shall be held at the registered office of the Company or at such other place as shall be specified or fixed in a notice thereof. Such meetings of the stockholders may be called at any time by the chief executive officer, president or secretary, or by a director, and shall be called by the president on the written request of the holders of record of at least 10% of the number of shares of the Company then outstanding and entitled to vote, which written request shall state the object of such meeting.

Action by Written Consent of the Stockholders in Lieu of a Meeting

Pursuant to our amended bylaws and NRS 78.320, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent setting forth the action so taken is signed by stockholders holding at least a majority of the voting power, except that, if a different proportion of voting power is required for such action at a meeting, written consents representing such proportion of the voting power will be required.

Amendment to Our Bylaws

Pursuant to our amended bylaws, the bylaws may be altered, amended or repealed, and new bylaws may be adopted, at any annual or special meeting of stockholders by the affirmative vote of stockholders holding a majority of the voting power of the shares entitled to vote thereon. The bylaws may also be altered, amended or repealed, and new bylaws may be adopted, by the Board of Directors at any regular or special meeting at which a quorum is present, provided that notice of any proposed amendment or repeal is included in the notice of any special meeting. Any amendment adopted by the Board of Directors may not be inconsistent with or contrary to any amendment adopted by the stockholders.

Amendment to Our Articles of Incorporation

Pursuant to our amended articles of incorporation, the affirmative vote of holders of at least fifty percent (50%) of the outstanding voting power of the Company is required to amend, alter, change or repeal any provision of our Articles of Incorporation, except as otherwise provided by applicable Nevada law.

Acquisition of a Controlling Interest

Sections 78.378 through 78.3793 of the NRS govern certain acquisitions of a controlling interest in qualifying Nevada corporations and generally restrict an acquiring person’s ability to exercise voting rights with respect to control shares unless such voting rights are approved by the corporation’s stockholders. The NRS permits a corporation to opt out of these provisions through its articles of incorporation or bylaws. Our amended bylaws provide that these sections regarding acquisition of a controlling interest shall not apply to us.

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